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                                                                    EXHIBIT 10.7

                       AMENDMENT TO EMPLOYMENT AGREEMENT


     AMENDMENT dated as of September 5, 1997 by and between Borg-Warner Security Corporation, a Delaware corporation (the "Company"), and J.J. Adorjan (the "Executive") to the Employment Agreement dated as of March 28, 1995 (as amended by letter dated August 28, 1995 and memorandum dated December 21, 1995, the "Employment Agreement").

                              W I T N E S S E T H :

     WHEREAS, the parties hereto have heretofore entered into the Employment Agreement; and

     WHEREAS, the parties hereto desire to amend the Employment Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:

     Section 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Employment Agreement shall have the meaning assigned to such term in the Employment Agreement.

     Section 2.  Amendment to Section 3(d) of the Employment Agreement.
Section 3(d) of the Employment Agreement is hereby amended by adding the following clause (iv) at the end thereof:

          "(iv) Notwithstanding the foregoing, upon a Change in Control of the Company (as defined in Section 4(c)), the shares in the Trust, together with any dividends and other distributions made or scheduled to be made with respect thereto to the trustee of the Trust, and the amount of any Special Deferred Compensation that has not yet been paid, shall be delivered to the Executive immediately."

     Section 3.  Amendment to Section 4(c) of the Employment Agreement.
Section 4(c)(i)(D) of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the following:



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          "D. should there be a Change in Control of the Company (as defined below), a termination by the Executive, at his own initiative, for any reason during the 30-day period immediately following the end of the three month period (or such shorter transition period to which the Company may in its discretion consent) immediately following the date of the Change in Control."

      SECTION 4. Amendment to Section 5(a) of the Employment Agreement. Section 5(a) of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

          "(a) Other Than for Cause, Death or Disability; Good Reason. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause or Disability, or the Executive terminates his employment for Good Reason, the Company shall pay the amounts described in subparagraph (i) below to the Executive in a lump sum in cash within 30 days after the Date of Termination and shall provide the benefits described in subparagraph (ii) below. The payments provided pursuant to this Section 5(a) are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause or Disability or for the actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.

               (i) The amounts to be paid in a lump sum as described above are:

                    A. The Executive's accrued but unpaid cash compensation (the "Accrued Obligations"), which shall equal the sum of (l) any portion of the Executive's Annual Base Salary and supplemental benefit compensation payable pursuant to Section 3(g) of this Agreement through the Date of Termination that has not yet been paid; (2) an amount (reduced, in the case of a termination of employment following a Change in Control, by the Change in Control Bonus (as defined in Section 5(d))) equal to the product of the Annual Bonus the Executive would have received for the year of termination if all goals had been achieved at the "expected" level (as such term is used to calculate bonuses under the Company's annual bonus plan)

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               (the "Severance Bonus") times a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; (3) any compensation previously deferred by the Executive pursuant to
               Section 3(c) of this Agreement (together with any accrued interest or earnings thereon) that has not yet been paid; and (4) any accrued but unpaid Annual Bonuses and vacation pay; and

                    B. Severance pay equal to (1) the sum of (I) the Annual Base Salary, (II) the Severance Bonus and (III) the annual supplemental benefit compensation which, absent termination, would have been payable pursuant to Section 3(g) of this Agreement for the twelve month period following the Date of Termination at the rate in effect at the Date of Termination; (2) the assets then held in the Trust (if any) together with any dividends and other distributions then scheduled to be made to the trustee of the Trust; and (3) the amount of any Special Deferred Compensation that has not yet been paid.

               (ii) The benefits to be provided are benefits to the Executive and/or the Executive's family at least as favorable as those that would have been provided to them under Section 3(f) and clause (ii) of
          Section 3(h) of this Agreement if the Executive's employment had continued through the end of the second anniversary of the Date of Termination; provided, however, that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this Section 5(a)(ii) may be made secondary to those provided under such other plan. In addition, effective as of the second anniversary of the Date of Termination, the Executive shall be provided with post-retirement benefits on the same terms and conditions as provided to retirees and their beneficiaries pursuant to the Borg-Warner Security Corporation Retiree Health Care Plan and any other plans maintained for retirees, without regard to the Executive's age or years of service.

               (iii) In the event that the Executive becomes entitled to the payments and benefits provided above and/or any other payments or benefits in connection with a change in control or termination of the Executive's employment with the Company (whether pursuant


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          to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) (collectively, the "Payments"), if any of the Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall pay the Executive, at least 30 days prior to the time payment of any such Excise Tax is due, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax and any federal and state and local income tax imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of
          Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive the Payments (in whole or in part) do not constitute parachute payments or excess parachute payments or are otherwise not subject to the Excise Tax, (B) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (A) above), and (C) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calenday year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up


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          Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in
          Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined."

     SECTION 5. Amendment to Section 5 of the Employment Agreement. Section 5 of the Employment Agreement is hereby amended by deleting the heading in its entirety and replacing it with "Obligations of the Company Upon Termination and/or a Change in Control" and adding the following at the end thereof:

     "(d) Change in Control. Within 60 days following a Change in Control of the Company, the company shall pay the Executive a pro rata annual bonus for the year in which such Change in Control occurs, based on the Company's performance for the period ending upon such Change in Control, as determined by the Compensation Committee prior to the Change in Control (the "Change in Control Bonus").

     SECTION 6. No Waiver. Except as expressly provided herein, this Amendment shall not operate as a waiver or amendment of any right, power or privilege of the parties under the Employment Agreement. Except as expressly modified hereby, all of the terms and conditions of the Employment Agreement shall remain unaltered and in full force and effect.

     SECTION 7. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective as of the date hereof when the Company shall have received a duly executed counterpart hereof signed by the Executive.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.




                                       BORG-WARNER SECURITY
                                         CORPORATION



                                       By: /s/ Robert A. McCabe
                                          -----------------------------

                                       Name:   Robert A. McCabe
                                       Title:  Director




                                       /s/ J. Joe Adorjan
                                       ---------------------------------

                                       J.J. Adorjan


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